Exhibit 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Settlement Agreement (the “Agreement”) is made as of July 31, 2021, among Alpha Capital Anstalt (“Holder”) and 180 Life Sciences Corp. (f/k/a KBL Merger Corp. IV, hereinafter the “Company”).

WHEREAS, on or about September 8, 2020, the Holder and the Company entered into Securities Purchase Agreement (the “SPA”) pursuant to which the Company issued to the Holder a note in the original principal amount of $1,111,111.11 (the “Note”).

WHEREAS, the Holder converted portions of the Note prior to the date hereof including a Conversion of February 4, 2021, for which the Company issued 94,960 shares of its common stock (the “February Shares”).

WHEREAS, Events of Default under the Note have occurred.

WHEREAS, the Company desires to issue shares of Company common stock and grant warrants to purchase shares of Company common stock in consideration for Holder entering into this Agreement and the parties desire to provide for certain releases described below, pursuant to the terms and conditions of this Agreement as set forth below.

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, the receipt, adequacy and sufficiency of which is hereby acknowledged and confessed, it is hereby agreed as set forth below

With this background incorporated herein, the parties hereby agree to the following settlement:

TERMS OF AGREEMENT

1. Termination of Note.

1.1 In full and complete consideration for all amounts currently owed by the Company under the Note and the Transaction Documents (as defined in the Note), including all penalties, fees and other costs or expenses, including, but not limited to, events of default (such amount being the “Tendered Consideration”), the Holder agrees to exchange the balance of the note for 150,000 shares of the Company’s common stock (the “July Shares” and together with the February Shares the “Conversion Shares”) and a warrant (the “Warrant”) to purchase 25,000 shares of the Company’s common stock (the “Warrant Shares” and together with the Conversion Shares the “Registerable Shares”).

1.2 The entry into this Agreement shall satisfy in full any and all amounts owed by the Company to Holder under the Note or otherwise (the “Confirmation”). This Agreement shall not satisfy any non-monetary obligations of the Company and the Holder under the Note and Transaction Documents nor a monetary claim arising from the future breach of such obligations (the “Non-Released Claims”).

1.3 The Company acknowledges that the only consideration for the issuance of the Conversion Shares and Warrant was the balance of the Note and accordingly the holding period for the Conversion Shares and Warrant, for Rule 144 purposes, shall tack back to the September 8, 2020. In the event the Warrant is cashlessly exercised the shares issued upon such exercise of the Warrant shall also tack for Rule 144 purposes, to September 8, 2020.

2. Release.

2.1 Effective upon execution of this Agreement, in consideration for the parties agreeing to enter into and to be bound by the terms and conditions of this Agreement and as to the Company, the Confirmation, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties, (i) the Company; and (ii) Holder (each for the purposes of this Section 2.1, a “Releasing Party” and collectively the “Releasing Parties”), on behalf of each of such Releasing Party’s and their Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns, hereby release, acquit and forever discharge each other, and their current, past and future Affiliates, officers, directors, employees, investors, shareholders, members, managers, administrators, predecessor and successor corporations, attorneys, affiliates, agents, and assigns (each as applicable, the “Released Parties”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, claims and demands, whether asserted or unasserted, whether known or unknown, suspected or unsuspected, which they ever had or now have, upon or by reason of any manner, cause, causes or thing whatsoever, arising from the beginning of time to the date of this Agreement, in law or equity and all rights, obligations, claims, demands, whether in contract, tort, or state and/or federal law (each a “Claim”) arising from or relating to, or associated with the Tendered Consideration (the “Release”).

2.2 The Releasing Parties acknowledge that there is a risk that, after execution of this Agreement, they may discover claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon, or are related to, any facts underlying the releases set forth above in Section 2.1 (collectively the “Released Claims”), which had they been known or more fully understood, may have affected the Releasing Parties’ decisions to execute the Agreement as it currently is written. Each Releasing Party knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general releases set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Releasing Parties, by entering into this Agreement, to settle and release fully, finally and forever all Released Claims and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Released Claims. In furtherance of the Releasing Parties’ intention, the releases given within this Agreement shall be and remain in effect as full and complete releases and discharges of the Released Claims and of any related matters notwithstanding the discovery by any Releasing Party of the existence of any additional or different claims or the facts relative to any such claims. In furtherance of the Release, each Releasing Party waives any right such may have under any statutes and regulations, which state, in substance:

‘‘A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the debtor.’’

2.3 The Releasing Parties are not aware of any claims not being released herein against them.

2.4 The parties agree that no part of Section 2.1 and 2.2 shall apply to the Non-Released Claims.

3. Covenant Not to Sue.

3.1 Subject to the excepted matters set forth herein (including, but not limited to the Confidentiality Requirements), the Releasing Parties agree that they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding, in law, equity or otherwise, against the Released Parties, in any way arising out of or relating to the Released Claims.

3.2 The Releasing Parties each acknowledge and agree that monetary damages alone are inadequate to compensate the other Party (or their assigns) for injury caused or threatened by a breach of this “Covenant Not to Sue” and that preliminary and permanent injunctive relief restraining and prohibiting the prosecution of any action or proceeding brought or instituted in violation of this Covenant Not to Sue is a necessary and appropriate remedy in the event of such a breach. Nothing contained in this Section, however, shall be interpreted or construed to prohibit or in any way to limit the right of a non-breaching Released Party or of any of its assigns to obtain, in addition to injunctive relief, an award of monetary damages against any person or entity breaching this Covenant Not to Sue and Agreement.

3.3 Notwithstanding the foregoing, any action or proceeding brought for breach of or to interpret or enforce the terms of this Agreement is excepted from each of the Covenants Not to Sue set forth above.

3.4 The Releasing Parties understand, acknowledge and agree that the releases set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases. Similarly, the Releasing Parties agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered relating to the subject matter discussed above, shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

4. The Conversion Shares

4.1 The Conversion Shares are “Conversion Shares” as defined pursuant to the Note with all the rights and privileges thereof.

4.2 The Company shall register the Registerable Shares under a resale registration statement to be filed with the Securities and Exchange Commission. Such Registration Statement shall be filed no later than August 2, 2021, and the Company shall take commercially reasonable steps to have such registration statement declared effective as soon as possible.

5. Holder represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this Agreement has been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. It is understood and agreed that this Agreement is subject to the Company obtaining Board approval.

6. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile and/or digital copies of signatures, such as in PDF format, for example, shall be deemed valid and binding for all purposes.

7. All dollar ($) amounts in this Agreement are the dollar currency of the United States of America.

8. The Parties hereto acknowledge that each of them has had the benefit of counsel of their choice and has been offered an opportunity to review this Agreement with chosen counsel. The Parties hereto further acknowledge that they have, individually or through their respective counsel, participated in the preparation of this Agreement, and it is understood that no provision hereof shall be construed against any party hereto by reason of either party having drafted or prepared this Agreement.

9. This Agreement may be executed in one or more original, PDF or facsimile counterparts, each of which shall be deemed an original, but also which together will constitute one and the same instrument and may be delivered electronically.

10. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be delivered in accordance with the notice provisions of the SPA.

11. Notwithstanding, the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof. Any action brought to enforce, or otherwise arising out of this Agreement or the Debtor Assets shall be brought only in the state and Federal courts sitting in the State and County of New York. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof for any claims under this Agreement or the Debtor Assets. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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In witness whereof the undersigned have executed this Agreement as of the date set forth above.

COMPANY

180 Life Sciences Corp.

/s/ Ozan Pamir
By:	Ozan Pamir
Its:	Interim Chief Financial Officer

HOLDER

Alpha Capital Anstalt

/s/ Nicola Feuerstein
By:	Nicola Feuerstein
Its:	Director

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